Exhibit 1.4

THIRD AMENDMENT TO THE LETTER AGREEMENT

This THIRD AMENDMENT TO THE LETTER AGREEMENT is dated as of June 19, 2019 (the “Amendment”) is an amendment to the Letter Agreement dated as of March 12, 2019, as amended by the first amendment to the Agreement on April 4, 2019 and the second amendment to the Agreement on May 20, 2019 (the letter together with all amendments, the “Agreement”), by and between Knightscope, Inc. (the “Company”) and Maxim Group LLC (together with its owned or controlled subsidiaries, “Maxim” or the “Placement Agent”), collectively the “Parties”.

WHEREAS, the Parties wish to provide for certain amendments to the terms of the Agreement in order to provide for Maxim’s right to participate in the Company’s initial public offering and the payment of legal fees to Ellenoff Grossman & Schole LLP, counsel to Maxim (“EGS”), each in connection with the offering of the Company’s Series S Preferred Stock pursuant to Regulation A under the Securities Act of 1933, as amended (the “Regulation A Offering”), in addition to the pre-existing offering of the Company’s Series S Preferred Stock conducted in accordance with Rule 506(c) of Regulation D of the Securities Act of 1933, as amended (the "Regulation D Offering” and together with the “Regulation A Offering,” the “Regulation A and Regulation D Offerings”) as well as provide for the Company’s right to add another selling group participant, subsequent to receipt of Maxim’s written consent, which shall not be unreasonably withheld.

NOW, THEREFORE, the parties hereby amend the Agreement, and agree as follows:

1.	Legal Fees. The Company hereby agrees to pay EGS (i) $30,000 upon Maxim raising an aggregate of $3,000,000 in the Regulation A and Regulation D Offerings, and (ii) an additional $30,000 upon Maxim raising an aggregate of $6,000,000 in the Regulation A and Regulation D Offerings.

2.	Participation in Form S-1 Transaction. Upon Maxim raising an aggregate of $10,000,000 in the Regulation A and Regulation D Offerings, Maxim shall have a right to participate as an underwriter with at least 25% of the economics in the Company’s initial public offering pursuant to a Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

3.	Selling Group. Maxim hereby agrees that the Company shall be entitled to request the addition of an additional selling group participant(s) in connection with the Offering, and upon Maxim’s written consent (which shall not be unreasonably withheld), such selling group participant shall be entitled to contribute to Knightscope’s Regulation A and Regulation D Offerings.

4.	No Other Amendments. Except as expressly amended by this Amendment, the Agreement remains in full force and effect.

5.	Governing Law. All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

6.	Modification. Any provision of this Amendment may be amended, waived or modified only upon the written consent of the Company and the Placement Agent.

7.	Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Very truly yours,

Maxim GROUP LLC

By:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Executive Managing Director, IB

Address for notice:
405 Lexington Avenue
New York, NY 10174
Attention: James Siegel, General Counsel Email: jsiegel@maximgrp.com

Accepted and Agreed to as of

the date first written above:

KNIGHTSCOPE, INC.

By:	/s/ William Santana Li
Name: William Santana Li
Title: CEO

Address for notice:

Knightscope, Inc.

1070 Terra Bella Avenue

Mountain View, CA 94043

Attention: William Santana Li

Email: wsl@knightscope.com

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